As filed with the Securities and Exchange Commission on September 17, 2026            Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WEST COAST COMMUNITY BANCORP
(Exact name of registrant as specified in its charter)

California	27-1376408
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
75 River Street, Santa Cruz, California 95060
(Address, Including Zip Code, of Registrant’s Principal Executive Offices)
2014 OMNIBUS PLAN
2024 EQUITY BASED COMPENSATION PLAN
(Full title of Plans)
Krista Snelling
President and Chief Executive Officer
West Coast Community Bancorp
75 River Street
Santa Cruz, California 95060
(Name and address of agent for service)
(831) 457-5000
(Telephone number, including area code, of agent for service)
Copies of communications to:
Kenneth E. Moore, Esq.
 Stuart | Moore | Staub
641 Higuera Street, Suite 302
San Luis Obispo, CA  93401
(805) 545-8590
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by West Coast Community Bancorp (the “Registrant”) to register 1,020,770 shares of the Registrant’s common stock, no par value per share (the “Common Stock”), of which (i)     193,795 shares of Common Stock are reserved for issuance upon exercise of outstanding options under the 2014 Omnibus Plan (the “2014 Plan”) and (ii) 826,975 shares of Common Stock are reserved for future grants under the 2024 Equity Based Compensation Plan (the “2024 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of additional shares of Common Stock as may become issuable under the 2014 Plan and the 2024 Plan as a result of stock splits, stock dividends, recapitalization or other similar transactions.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified by Part I, Items 1 and 2 of this Registration Statement, have been or will be delivered to participants in the 2024 Plan and 2014 Plan, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 1.    Plan Information.
Not required to be filed with this Registration Statement.
Item 2.    Registrant Information and Employee Plan Annual Information.
Not required to be filed with this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference in this Registration Statement:
(a)The Registrant’s Registration Statement on Form 10 under Section 12(b) of the Exchange Act (File No. 001-43470), as filed with the Commission on August 31, 2026 (the “Form 10”), which contains unaudited financial statements for the registrant’s latest fiscal year; and
(b)The description of the Registrant’s Common Stock contained in the Form 10 under the heading “Description of Registrant’s Securities to be Registered,” including any amendment or report updating such description.
All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act other than any such documents or portions thereof that are furnished (e.g. the portions of those documents set forth under Item 2.02 or Item 7.01 of a Current Report on Form 8-K or other information “furnished” to the Commission) rather than filed with the Commission, unless otherwise indicated therein, including any exhibits included with such Items or other information prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
As of the date of this Registration Statement, members of Stuart | Moore | Staub owned an aggregate of approximately 294 shares of West Coast Community Bancorp’s common stock.
Item 6.    Indemnification of Directors and Officers.
The Registrant, as a California corporation, is subject to the California General Corporation Law (the “CGCL”), which provides a detailed statutory framework covering indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.
With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.
The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by law, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.
The Registrant’s Amended and Restated Bylaws (“Bylaws”) provide that we shall indemnify any person who is or was our director or officer, or who was serving at our request as a director or officer of another entity, to the fullest extent authorized by law. Our Bylaws further provide that we shall advance expenses incurred in defending any such proceeding prior to its final disposition, subject to receipt of an undertaking by or on behalf of the indemnified person to repay all amounts advanced if it is ultimately determined that such person is not entitled to indemnification.
In addition, the Registrant has entered into indemnification agreements with its officers and directors. These agreements require the Registrant to, among other things, (i) indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to our best interests), (ii) advance the expenses such directors or executive officers may incur as a result of or in connection with the defense of any proceeding brought against them as to which they could be indemnified, subject to an undertaking by the indemnified party to repay such advances if it is ultimately determined that he or she is not entitled to indemnification, and (iii) obtain officers’ & directors’ liability insurance if available on reasonable terms.
We maintain directors’ and officers’ liability insurance that provides coverage for certain liabilities, including liabilities arising under the Securities Act and the Exchange Act.
The foregoing summary is qualified in its entirety by reference to the Registrant’s Articles of Incorporation and Bylaws, which are filed as exhibits to this registration statement, and to the relevant provisions of the CGCL.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, or controlling persons under any of the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, our ability to provide indemnification is subject to limitations under federal banking laws and regulations, including Section 18(k) of the Federal Deposit Insurance Act and related FDIC regulations, which prohibit indemnification payments in certain circumstances, such as when a director or officer is assessed a civil money penalty or removed from office.
Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.
The following exhibits are filed herewith or incorporated by reference.

Exhibit Number	Description

3.1
Articles of Incorporation of West Coast Community Bancorp, as amended (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form 10 filed on August 31, 2026 (File No. 001-43470))

3.2
Amended and Restated Bylaws of West Coast Community Bancorp (incorporated herein by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form 10 filed on August 31, 2026 (File No. 001-43470))

4.1
Specimen certificate for the Common Stock of West Coast Community Bancorp (incorporated herein by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form 10 filed on August 31, 2026 (File No. 001-43470))

5.1*	Opinion of Stuart | Moore | Staub

23.1*	Consent of Stuart | Moore | Staub (included in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included on signature page)

99.1	2014 Omnibus Plan, and form of award agreements thereto (incorporated herein by reference to Exhibit 10.1 of the Registrant’s Form 10 filed on August 31, 2026 (File No. 001-43470))

99.2	2024 Equity Based Compensation Plan, and form of award agreements thereto (incorporated herein by reference to Exhibit 10.2 of the Registrant’s Form 10 filed on August 31, 2026 (File No. 001-43470))

107*	Filing Fee Table
___________________
*    Filed herewith.
Item 9.    Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective registration statement.
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Cruz, State of California, on this 17th day of September, 2026.

WEST COAST COMMUNITY BANCORP

/s/ Krista Snelling
Krista Snelling
Chairman and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Krista Snelling and Cecilia Situ, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Krista Snelling	Chairman and Chief Executive Officer	September 17, 2026
Krista Snelling	(Principal Executive Officer)

/s/ Cecilia Situ	Executive Vice President and Chief Financial Officer	September 17, 2026
Cecilia Situ	(Principal Financial and Accounting Officer)

/s/ Wayne S. Doiguchi	Lead Independent Director	September 17, 2026
Wayne S. Doiguchi

/s/ Judith N. Bornstein	Director	September 17, 2026
Judith N. Bornstein

/s/ Caroline D. Chapin	Director	September 17, 2026
Caroline D. Chapin

/s/ Kenneth R. Chappell	Director	September 17, 2026
Kenneth R. Chappell

/s/ Craig A. French	Director	September 17, 2026
Craig A. French

/s/ Kurt J. Gollnick	Director	September 17, 2026
Kurt J. Gollnick

/s/ Daniel R. Hightower, MD	Director	September 17, 2026
Daniel R. Hightower, MD

/s/ Alexander B. Potts	Director	September 17, 2026
Alexander B. Potts

/s/ Gunlek L. Ruder	Director	September 17, 2026
Gunlek L. Ruder

/s/ James L. Weisenstein	Director	September 17, 2026
James L. Weisenstein